Exhibit 10.41

Employment Agreement

This Employment Agreement (the “Agreement”) is entered into and is effective as of August 6, 2013 (the “Effective Date”) in McLean, Virginia, by and between Alion Science and Technology Corporation, a Delaware corporation with its principal place of business at 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102 (the “Company”) and Barry M. Broadus, an individual (the “Executive”).

WHEREAS, the Company and Executive previously entered into an Employee Agreement dated as of September 30, 2008 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive desire to replace the Prior Agreement in its entirety with this Agreement; and

WHEREAS, the Company and the Executive wish to set forth their agreement regarding Executive’s employment with the Company;

NOW, THEREFORE, in exchange for full and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

Article 1. Employment and Duties.

Upon the terms and subject to the conditions contained herein, the Company hereby employs the Executive as Senior Vice President, Chief Financial Officer and Treasurer. The Executive shall have all of the powers, duties and responsibilities customary to his position as are reasonably necessary to the operations of the Company and as may be assigned to him from time to time by the CEO or Board of Directors (the “Board”). The Executive shall further be responsible for supervising and directing other officers and employees of the Company as determined by the CEO. The Executive’s employment is at-will and for an indefinite period. The Executive or the Company may terminate the Executive’s employment at any time, subject to the terms and provisions of this Agreement.

Article 2. Compensation and Benefits.

The Company shall continue to pay the Executive a Base Salary of not less than Three Hundred Ten Thousand Six Hundred Eighty Seven Dollars and Fourteen Cents ($310,687.14) per year, subject to adjustments in the discretion of the Company. The Company shall further provide to the Executive all benefits to which other executives of the Company are entitled, as commensurate with the Executive’s position, subject to the eligibility requirements and other provisions of such benefits and other perquisites as determined from time to time by the CEO or the Board. Such benefits and perquisites may include bonus, long term incentives, group term life insurance, comprehensive health and major medical insurance, dental and life insurance, disability, automobile allowance and club memberships. The Executive’s participation in any such benefit plans and perquisites shall be subject to the applicable terms, conditions and eligibility requirements thereof, as they may be amended by the Company from time to time. All such compensation and benefits shall be subject to all appropriate federal and state withholding taxes and payable in accordance with the normal payroll practices of the Company.

Article 3. Employment Termination and Severance

3.1. (a) Without Cause. During the employment period, other than during a Potential Change in Control Protection Period or within the period ending twenty-four (24) calendar months immediately following a Change in Control as specified in Article 5 below, the Company may terminate the Executive’s employment for reasons other than Cause, by notifying the Executive in writing of the Company’s intent to terminate with the effective date of termination specified by the Company in the written notice. Upon the effective date of termination under this Article 3.1(a), if the Executive timely signs a General Release and does not revoke or violate such General Release, the Company shall be obligated to pay to the Executive (subject to all appropriate federal and state withholding taxes):

(i) A cash amount equal to the Executive’s Base Salary at the rate in effect immediately prior to the termination;

(ii) A cash amount equal to the Executive’s actual bonus for the last complete fiscal year prior to the effective date of termination, if any;

(iii) Base Salary and all other benefits due the Executive through the effective date of termination;

(iv) The unpaid bonus, if any, with respect to the last complete fiscal year preceding the effective date of termination (such bonus, if any, to be determined in the manner it would have been determined and payable at the time it would have been payable hereunder had there been no termination of the employment period);

(v) To the extent that the Executive is eligible for and elects to receive medical and/or dental benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and/or any qualifying beneficiaries, the Company shall pay on the Executive’s behalf, or reimburse the Executive for, the amount of the applicable COBRA premium that exceeds the amount of premium from time to time payable by the Executive for the same level of coverage immediately prior to the effective date of termination. Any such COBRA premium payment by the Company that constitutes taxable income to the Executive shall be grossed up by the Company, assuming an applicable income tax rate of forty percent (40%). Payments under this paragraph shall be made monthly and shall cease at the earlier of (i) the end of the first month in which the Executive (or qualified beneficiary) is no longer eligible for COBRA for any reason (except to the extent that COBRA coverage continues for any qualified beneficiary), or (ii) eighteen (18) months after the Executive’s date of termination. The Executive shall notify the Company as soon as practicable after he ceases to be eligible for COBRA coverage due to coverage under the group health plan of another employer; and

(vi) All other rights and benefits that the Executive has vested in prior to or as a result of his termination of employment pursuant to other plans and programs of the Company.

(b) Death or Disability. If the Executive’s employment is terminated by reason of death or Disability (as defined as in the Company’s long-term disability plan), the Company shall be obligated to pay the Executive or, if applicable, the Executive’s estate: The amounts and benefits described in Article 3.1(a) (iii), (iv), (v) and (vi), and an additional lump-sum cash payment equal to the Executive’s Base Salary for a period of six (6) months; provided, however, that such lump sum payment shall be offset by any payments under the Company’s short-term disability policy or under any long-term disability plan or insurance program maintained by the Company.

(c) Voluntary Termination. The Executive may terminate this Agreement at any time by giving the Company written notice of intent to terminate. The Executive will receive the amounts and benefits described in Article 3.1(a) (iii), (iv) and (vi), but shall not be paid any bonus with respect to the fiscal year in which voluntary termination occurs.

3.2. General Release. As a condition precedent to receiving any of the payments and benefits set forth in Article 3.1(a)(i), (ii), (iv) or (v) above (the “Severance Benefits”), the Executive (or his estate as the case may be) agrees to execute and return to the Company, and not revoke or attempt to revoke, a general release (a “General Release”) in a form acceptable to the Company, which the Company shall provide to the Executive within five (5) business days following his termination from employment. The Employee shall sign and return the General Release within the reasonable time period designated by the Company, which shall not be less than twenty-one (21) days nor more than forty-five (45) days. The General Release shall (i) release the Company and its affiliates, directors, officers, employees and agents from any and all claims that the Executive may have in connection with his employment or termination thereof, to the extent permitted by applicable laws, and (ii) except in the case of the Executive’s death, require the Executive to affirmatively agree not to violate the provisions of Article 4. Any Severance Benefits that would otherwise be provided during the period for review and revocation of the General Release (the “Revocation Period”) will be provided within five (5) business days after the Revocation Period ends, but if such period crosses calendar years, such Severance Benefits shall be provided in the later calendar year.

3.3. Termination for Cause. The Company may terminate Executive’s employment at any time for Cause. “Cause” for termination means:

(a) The Executive’s conviction of, entry of a plea of guilty or nolo contendere or no contest to a charge of, or admission of a felony or a crime involving moral turpitude; or

(b) The Executive’s commission of an act constituting fraud, deceit, or material misrepresentation with respect to the Company; or

(c) The Executive’s commission of any negligent or willful act or omission that causes material damage (by reason, without limitation, of financial exposure or loss, damage to reputation or goodwill, or exposure to civil or criminal penalties or to other prosecutorial action by any governmental authority) to the Company or any parent or subsidiary corporation thereof; or

(d) The Executive’s willful or material violation of any provision of the Company’s Code of Ethics, Conduct and Responsibility; or

(e) Willful and material misstatement knowingly made or caused to be made by the Executive in any filing with the Securities and Exchange Commission or other governmental authority; or

(f) The Executive’s willful or material violation of any of the covenants contained in Article 4, as applicable.

For purposes of this Article 3.3, no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon and consistent with: (i) authority given pursuant to a resolution duly adopted by the Board; or (ii) written advice of counsel for the Company with written notice given by such counsel to the Board prior to such act or failure to act, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.

The effective date of Executive’s termination shall be the date specified by the Company in written notice of termination to the Executive. If this Agreement is terminated by the Company for Cause, the Company shall be obligated to pay or provide (A) the Executive’s Base Salary through the effective date of termination, and (B) any other rights and benefits that the Executive has vested in prior to or as a result of his termination of employment under the express terms of an employee benefit plan of the Company, except to the extent that such rights or benefits may be forfeited upon termination for Cause; and the Executive shall immediately thereafter forfeit all other rights and benefits under this Agreement or as a current or former employee of the Company.

3.4. Severance Payment Schedule. Severance Benefits payable in the form of cash to the Executive or the Executive’s estate, pursuant to termination events described in this Article 3, shall be paid in two (2) semi-annual installments, as follows: (a) fifty percent (50%) of the total of the amounts set forth in Articles 3.1(a)(i) and (ii) (the foregoing amounts are hereinafter referred to as a “Severance Installment Payment”), and all amounts set forth in Article 3.1(a)(iii) and (iv), shall be paid within five (5) business days after the expiration of the Revocation Period (the “First Installment”); and (b) the remaining Severance Installment Payment shall be paid on the six (6) month anniversary of the Executive’s termination date . The Company’s obligation to pay Severance Benefits due to the Executive pursuant to this Article 3, to the extent not already paid, shall cease immediately, and such payments will be forfeited, in the event of Executive’s willful or material violation of any of the covenants contained in Article 3 or 4, as applicable.

3.5. Section 409A Compliance. The parties intend and agree that any payments contemplated by this Agreement constituting “deferred compensation” for purposes of Internal Revenue Code (“Code”) Section 409A shall comply with the requirements of such section.

(a) No deferred compensation payable hereunder shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A. In no event shall the Company have any liability or obligation with respect to taxes for which Executive may become liable as a result of the application of Code Section 409A.

(b) Whether the Executive has incurred a termination of employment for purposes of receiving any deferred compensation payment will be determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-1(h) (or any successor provisions).

(c) Payments in respect of the Executive’s termination of employment under Article 3 or Article 5 are designated as separate payments for Code Section 409A purposes.

(d) To the extent that this Agreement provides for the reimbursement of expenses incurred by the Executive, such reimbursement shall not be made later than the last day of the calendar year following the year in which the expense was incurred. The amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any taxable year of the Executive shall not affect the amount of expenses to be reimbursed or in-kind benefits to be provided in any other year.

Article 4. Noncompetition, Confidentiality, Nonsolicitation, and Ownership

4.1. Noncompetition; Nonsolicitation of Consultants, Clients, Customers, etc. The Executive acknowledges and agrees that by virtue of his employment with the Company, he has or will have access to valuable proprietary information not known to the public that the Company possesses, including but not limited to, methods of operation, business strategies and plans, financial information, marketing materials, ideas, trade secrets, customer contacts and other customer information (“Proprietary Information”). The Executive further acknowledges and agrees that the Company has legitimate business interests in assuring that his unique knowledge of the Company, including but not limited to that knowledge regarding and relating to the foregoing information, is not disclosed or converted to the use of entities or individuals in competition with the Company. The Executive therefore agrees that during the employment period and for a period of one (1) year after the date of termination of the Executive’s employment by the Company without Cause as set forth in Article 3.1(a) above, he will not, directly or indirectly, compete with the Company or its subsidiaries or affiliates by providing services or by being an officer, director, employee, consultant, agent, advisor, shareholder or owner to or of any other person, partnership, association, corporation, or other entity that is a “Competing Business,” except that he may have an ownership interest of up to two percent (2%) of a Competing Business which is a public company. As used herein, a “Competing Business” is any business whose activities relate to the products or services of the same or similar type as the products or services which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or its subsidiaries or affiliates, and for which the Executive has the responsibility to plan, develop, manage, market, or oversee, or had any such responsibility within the Executive’s most recent twenty-four (24) months of employment with the Company immediately prior to termination of employment with the Company. Following termination of employment, the Executive may request in writing an exception to the foregoing provision from the Company for prospective employment, which exception will be granted if the Company, in its sole discretion, determines that such prospective employment will not unduly or materially compete with or otherwise interfere with the business of the Company. The restrictions on competition and solicitation as set forth in this paragraph shall not apply in the event that the Executive terminates employment pursuant to Article 3.1(c) of this Agreement.

In addition to the foregoing, the Executive agrees that, for a period of one (1) year after the date of termination or cessation of the Executive’s employment with the Company for any reason whatsoever, he will not, directly or indirectly, intentionally entice, induce or solicit, or attempt to entice, induce or solicit, any individual or entity having a current or prospective business relationship with the Company, whether as a consultant, client, customer or otherwise, to terminate or cease such relationship with the Company, or to fail to enter into or renew such relationship with the Company.

The parties agree that the above restrictions on competition and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Article 4.1 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. The Executive acknowledges and agrees that the non-competition and non-solicitation provisions herein are expressly assignable to any successor of the Company as set forth in Article 6(b).

4.2. Nonsolicitation of Employees. During the employment period and for a period of one (1) year after the termination or cessation of his employment with the Company for any reason whatsoever, the Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or entity: (a) directly, indirectly, or through a third party hire or cause to be hired; (b) directly, indirectly, or through a third party solicit; or (c) in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates to leave the employment of the Company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation, or other entity any information obtained concerning the names and addresses the Company’s employees. The Executive further agrees and acknowledges that the Company has confidentiality and non-competition agreements with certain of its employees, and he agrees that he will not interfere with any such agreements. The parties agree that the above restrictions on hiring and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on hiring and solicitation shall not render invalid or unenforceable any remaining restrictions on hiring and solicitation. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Article 4.2 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

4.3. Nondisclosure of Proprietary Information. During the term of this Agreement and for a period of two (2) years thereafter, the Executive agrees: (a) to treat all Proprietary Information in a secret and confidential manner, take all reasonable steps to maintain such secrecy, and comply with all applicable procedures established by the Company with respect to maintaining the secrecy and confidentiality of Proprietary Information; (b) to use Proprietary Information only as necessary and proper in the performance of the Executive’s duties as an employee of the Company; and (c) except as necessary and proper in the performance of the Executive’s duties as an employee of the Company, to not directly or indirectly, without the written consent of the Company, reproduce, copy, disseminate, publish, disclose, provide or otherwise make available to any person, firm, corporation, agency or other entity, any Proprietary Information except as necessary and proper in the performance of the Executive’s duties as an employee of the Company. Under no circumstances shall the Executive use, directly or indirectly, any such Proprietary Information for his personal gain or profit.

4.4. Nondisparagement. During the employment period and at all times thereafter, the Executive agrees to not disparage the Company or otherwise make comments harmful to the Company’s reputation.

4.5. Ownership. The Executive agrees that all inventions, copyrightable material, business and/or technical information, marketing plans, customer lists, and trade secrets that arise out of the performance of this Agreement are the property of the Company.

Article 5. Change in Control

5.1. Change in Control. This Article 5 shall not become effective, and the Company shall have no obligation hereunder, unless the employment of the Executive with the Company shall terminate for any of the reasons provided in this Article 5 during a Potential Change in Control Protection Period or within the period beginning on the date of a Change in Control and ending on the second anniversary of that date.

5.2.	Definition of Change in Control. A “Change in Control” means the occurrence of any of the following events:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly of thirty percent (30%) or more of either (1) the then outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding capital stock of the Company, which voting power may be manifested through the entitlement to vote generally in the election of directors, by contract through the right to convert non-voting securities into voting securities or otherwise;

(b) such time as when individuals who on the Effective Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a majority vote of the directors of the Company) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(c) the adoption of a plan relating to the liquidation or dissolution of the Company; and

(d) the merger or consolidation of the Company with or into any other entity or the merger of any other entity with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person or entity other than (A) a transaction in which the survivor or transferee is an entity controlled by the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust or (B) a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the voting power of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Person surviving such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee assumes substantially all of the obligations of the Company and becomes an affiliate of the Company.

5.3. Potential Change in Control Definitions.

(a) For purposes of this Agreement, the term “Potential Change in Control” means the occurrence of the first to occur of any of the following: (i) The Company enters into an agreement which, or the consummation of which, or the approval of which by the Board or shareholders of the Company, would constitute a Change in Control; or (ii) any other event occurs which is deemed to be a Potential Change in Control by the Board and the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

(b) Subject to Article 5.3(c) below, the term “Potential Change in Control Protection Period” means the period beginning on the date on which a Potential Change in Control occurs and ending (i) with respect to a Potential Change in Control described in Article 5.3(a)(i) above, upon the abandonment or termination of the applicable agreement; or (ii) with respect to a Potential Change in Control described in Article 5.3(a)(ii) above, upon the one year anniversary of the occurrence of the Potential Change in Control or such earlier date as may be determined by the Board.

(c) If a Change in Control occurs within the Potential Change in Control Protection Period, the Potential Change in Control Protection Period shall automatically terminate on the date of the Change in Control and the Change in Control protections described herein shall simultaneously commence.

(d) In addition to the foregoing, any termination of the Executive at the request of a third party in contemplation of a Change in Control or Potential Change in Control shall be deemed to have occurred during a Potential Change in Control Protection Period.

5.4. Change in Control Severance Benefits. If, at any time during the Potential Change in Control Protection Period or within the period beginning on the date of a Change in Control and ending on the second anniversary of that date, the Executive’s employment is terminated by the Company without Cause (as provided in Article 3.3) or by the Executive for Good Reason (as defined below), then, provided that the Executive timely signs a General Release and does not revoke or violate such General Release as provided in Article 3.2, the Severance Benefits shall be provided as set forth in Article 3.4. In addition to the Severance Benefits, the Company shall also be obligated to provide to the Executive outplacement services in an amount not to exceed twenty-five thousand dollars ($25,000) with a firm selected by the Company and at the reasonable expense of the Company; provided, however, that under no circumstances shall such outplacement services be provided beyond December 31 of the second calendar year following the calendar year in which the Executive’s termination of employment occurred.

5.5. Definition of Good Reason. “Good Reason” shall mean, without the Executive’s express prior written agreement, the occurrence of any one or more of the following events during the Potential Change in Control Protection Period or within two (2) years following a Change in Control:

(a) The assignment to the Executive by the Company of duties materially inconsistent with, or the material reduction of the powers and functions associated with, the Executive’s position, duties, responsibilities, and status with the Company;

(b) A reduction of five percent (5%) or more by the Company in the Executive’s Base Salary, or a material reduction in aggregate target bonus and other performance compensation opportunity, or the failure of the Company to pay any compensation to the Executive when due and payable;

(c) The Company requiring the Executive to be based at a location more than twenty (20) miles from the Company’s current principal executive offices or the location where the Executive is based, requiring the Executive to relocate or resulting in a materially longer commute to the Executive;

(d) Any material breach by the Company of any provision of this Agreement; or

(e) Any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company effected in accordance with the provisions of Article 6(b).

The Executive must provide the Company with written notice of intent to terminate and request for cure within ninety (90) days after the occurrence of the Good Reason event, which notice shall provide the Company with a reasonable opportunity (not less than thirty (30) days) to cure the event. If the Company cures the Good Reason event within the time provided, the Executive’s notice of intent to terminate shall automatically be withdrawn and of no effect.

Article 6. Miscellaneous

(a) Any notices required by this Agreement shall: (i) be delivered by messenger or made in writing and mailed by certified mail, return receipt requested, or by Federal Express or similar overnight delivery service, with adequate postage prepaid; (ii) be deemed given when so delivered or mailed; and (iii) in the case of the Company, be delivered or mailed to its office at 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102-4213, Attn: Corporate Director of Human Resources, or in the case of the Executive, be mailed to the last home address that the Executive has given to the Company.

(b) The obligations and duties of the Executive under this Agreement are personal and not assignable by the Executive. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement (other than for the purpose of determining whether a Change in Control has occurred or may potentially occur). If any term or provision of this Agreement is held to be illegal or invalid, such illegality or invalidity shall not affect the remaining terms or provisions hereof, and each such remaining term and provision of this Agreement shall be enforced to the fullest extent permitted by law.

(c) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any such arbitration proceeding shall take place in Fairfax County, Virginia. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award.

(d) This Agreement may be altered, amended or modified only by written agreement signed by both the Executive and the Company. No oral modification of this Agreement, or of any part of this Agreement including this paragraph, shall have any force or effect. No waiver by either of such parties of their rights under this Agreement shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

(e) This Agreement contains the entire understanding between the parties and supersedes any prior written or oral agreement(s) between the Company and the Executive relating to the Executive’s employment with the Company, with the exception of Long-Term Incentive Plan Award Agreements and Stock Appreciation Rights Agreements between the Company and the Executive, which shall be governed by their terms. This Agreement shall not be modified or waived except by written instrument signed by the parties. The Executive’s interests, if any, in the Company’s Employee Ownership, Savings and Investment Plan (the “ESOP”) shall be governed by the terms of the ESOP.

(f) To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia without reference to conflict of laws.

(signature page follows)

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the Effective Date.

EXECUTIVE:

By:	/s/ Barry M. Broadus
Barry M. Broadus

ALION SCIENCE AND TECHNOLOGY CORPORATION:

By:	/s/ Dr. Bahman Atefi
Dr. Bahman Atefi